Exhibit 10.8

EXECUTION COPY

AMENDMENT TO LEASE AGREEMENT (Russell Road)

THIS AMENDMENT TO LEASE AGREEMENT (the “Amendment”) is dated as of December 31, 2010, by and among THE HERBST FAMILY LIMITED PARTNERSHIP II, a Nevada limited partnership (“Lessor”), whose address is 5195 Las Vegas Blvd. South, Las Vegas, Nevada 89119, and E-T-T, INC., a Nevada corporation (“Lessee”), whose address is 5195 Las Vegas Blvd. South, Las Vegas, Nevada 89119.

WHEREAS, Lessor and Lessee (as successor to E-T-T Enterprises L.L.C.) have entered into that certain Lease Agreement dated as of July 1, 1997 (the “Lease”) with respect to real property and improvements as described in the Lease;

WHEREAS, Lessee is a debtor in a case under Chapter 11 of the Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”);

WHEREAS, Lessee and certain affiliates (collectively, the “Debtors”) have filed a joint plan of reorganization (the “Plan”) under Chapter 11 of the Bankruptcy Code, which Plan has been confirmed by order (the “Confirmation Order”) of the Bankruptcy Court docketed on January 14, 2010;

WHEREAS, effective as of the day that is the third business day after the Effective Date (as defined in the Plan) on which (a) no stay of the Confirmation Order is in effect; (b) all conditions to the Effective Date have occurred or been waived; (c) all governmental and regulatory authorities have approved the transactions contemplated by the Plan; and (d) all other conditions precedent to the Substantial Consummation Date (as defined in the Plan) have been satisfied or waived by the Debtors, Lessor and Lessee desire to amend the terms of the Lease as provided herein;

WHEREAS, capitalized terms not defined in this Amendment have the meanings given to them in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lessor and Lessee agree as follows:

1.             Early Termination.  Effective as of the Substantial Consummation Date, Section 28 of the Lease is hereby added as follows:

28.           EARLY TERMINATION:  In the event of a sale, transfer, license or other disposition of all or substantially all of the Lessee’s assets (“Sales Event”), the Lessee may terminate the Lease at any time on or after the date of such Sales Event by providing two (2) months’ written notice of intent to terminate this Lease to the Lessor.

2.             Governing Law.  This Amendment shall be governed and construed pursuant to the laws of the State of Nevada.

3.             No Other Modification.  Except as expressly set forth in this Amendment, nothing herein contained shall be deemed to modify, supplement, supersede or otherwise amend any term or condition in the Lease, and the parties hereto acknowledge and agree that all terms and conditions of the Lease are and shall remain in full force and effect.

4.             Condition to Effectiveness.  This Amendment shall be effective on the Substantial Consummation Date, but only if the Substantial Consummation Date occurs no later than one (1) year following the Effective Date unless extended as authorized by the Plan.

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IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment on the date first above written.

THE HERBST FAMILY LIMITED PARTNERSHIP II
a Nevada limited partnership

By:

/s/ Jerry Herbst
Jerry Herbst
General Partner

/s/ Maryanna Herbst
Maryanna Herbst
General Partner

E-T-T Enterprises L.L.C
a Nevada limited liability company

By:	/s/ Tim Herbst
Name:	Tim Herbst
Its:	Member

E-T-T, INC.
a Nevada corporation

By:	/s/ Troy Herbst
Name:	Troy Herbst
Its: